SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 25, 2014

Elephant Talk Communications Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-30061	95-4557538
(State of other jurisdiction of	(Commission File No.)	(IRS Employer Identification No.)
incorporation)

3600 NW 138TH St. STE 102 Oklahoma City, OK 73134

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (405) 301-6774

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On March 26, 2014, Elephant Talk Communications Corp. (the “Company”) issued a press release disclosing certain information regarding its results of operations for the year ended December 31, 2013. A copy of the press release is furnished under Item 2.02 as Exhibit 99.1.

The information in this report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 25, 2014, the Board of Directors (the “Board”) of the Company appointed Geoffrey Leland and Carl Stevens as independent members of the Board, effective as of April 1, 2014. Messrs. Leland and Stevens are expected to stand for election with the other directors at the Company’s annual meeting in 2014. Messrs. Leland and Stevens will serve as members of the Company’s Audit and Finance Committee, Compensation Committee and Nominating and Corporate Governance Committee. Messrs. Leland and Stevens were not selected as directors pursuant to any arrangement or understanding with any other person, and do not have any reportable transactions under Item 404(a) of Regulation S-K.

Carl D. Stevens, 67, currently manages personal investments. From January 2006 to July 2011, Mr. Stevens was a member of the compensation committee of the board of directors of Diamondhead Casino Corporation. In June 2001, Mr. Stevens was named CEO and President of Cogient Corporation, a medical software and services provider. Mr. Stevens resigned as CEO of Cogient Corporation in January 2004 to manage his investments. From 1999 to 2001, Mr. Stevens was Division President of Infocast Corporation Inc. Mr. Stevens headed the Company’s efforts in the e-Learning and Virtual Contact Center divisions. From 1997 to 1999, Mr. Stevens served as President and CEO of ITC Corporation, a NASDAQ listed company, a publisher and distributor of multimedia training materials with worldwide sales. Mr. Stevens spent 26 years with the IBM Corporation, listed on the New York Stock Exchange, in various sales and management positions, including Branch Manager, Atlanta, Georgia. The Branch was responsible for the Southeast United States. Mr. Stevens also served as Program Director for Public Sector Sales for the United States and was the founder and manager of IBM’s National Distribution Divisions Contract Compliance Department. Mr. Stevens attended Indiana University where he majored in business administration. Mr. Stevens is a veteran of the United States Air Force.

Mr. Stevens is well qualified to serve on the Board of Directors because of his executive level experience as well as valuable knowledge he brings regarding the issues facing a board of directors. There are no family relationships between Mr. Stevens and any director or executive officer of the Company.

Geoffrey Leland, 44, is the Founder and Principal of LTR Advisory Limited, a Technology, Media and Telecommunications focused advisory company, since 2011. From 2000 to 2011, Mr. Leland was a member of the technology and telecoms team at Apax Partners SA, serving as Senior Associate, Principal, and Senior Principal. From 1998 to 2000, he served as a Senior Associate at Cowen's London-based Technology Corporate Finance division. Prior to that, Mr. Leland worked in the Mergers and Acquisitions Division at Paribas in 1997. He started his career at Associés en Finance in Paris in 1993 until 1996. Mr. Leland served as a director of Vizada (which was acquired by The EADS Group), Odyssey Financial Technologies (which was acquired by Temenos), and Aims Software (which was acquired by SmartFocus US Inc.), as well as board observer of Cartesis (which was acquired by Business Objects), CCMX (merged with Cegid), DxO Labs, and Avisium (merged with Hubwoo). Mr. Leland received an M.B.A., with distinction (Beta Gamma Sigma) from UC Berkeley's Haas School and an undergraduate Bachelor's degree from the University of Pennsylvania.

Mr. Leland is well qualified to serve on the Board because of his significant experience in private equity related transactions as well as his experience in the technology and telecommunications sectors. There are no family relationships between Mr. Leland and any director or executive officer of the Company.

On March 26, 2014, the Company issued a press release announcing the appointment of Messrs. Leland and Stevens to the Board of the Company. A copy of the press release is furnished under Item 5.02 as Exhibit 99.2.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1	Press Release, dated March 26, 2014, issued by Elephant Talk Communications Corp. entitled “Elephant Talk Reports 2013 Fourth Quarter and Year End Financial Results.”

Exhibit 99.2	Press Release, dated March 26, 2014, issued by Elephant Talk Communications Corp. entitled “Elephant Talk Communications Appoints Carl D. Stevens and Geoffrey Leland to its Board of Directors.”

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 26, 2014	ELEPHANT TALK COMMUNICATIONS CORP.

	By:	/s/ Alex Vermeulen
Alex Vermeulen
General Counsel